FOR IMMEDIATE RELEASE

Contact:                                Richard A. Foss
President and CEO
(217) 245-4111

JACKSONVILLE SAVINGS BANK’S DEPOSITORS AND JACKSONVILLE BANCORP, INC.’S STOCKHOLDERS APPROVE THE PLAN OF CONVERSION

JACKSONVILLE BANCORP, INC. ANNOUNCES RESULTS OF ITS
STOCK OFFERING

Jacksonville, Illinois, July 6, 2010 – Jacksonville Bancorp, Inc., a federal corporation (“Jacksonville Bancorp-Federal”) (Nasdaq: JXSB), announced today that its stockholders and the depositors of Jacksonville Savings Bank (the “Bank”) each approved the plan of conversion pursuant to which Jacksonville Bancorp, MHC will convert to a stock holding company form of organization and Jacksonville Bancorp, Inc., a Maryland corporation (the “Company”), the proposed stock holding company for the Bank, will sell shares of its common stock.

Jacksonville Bancorp-Federal also announced that the Company expects to sell 1,040,352 shares of common stock at $10.00 per share, for gross offering proceeds of $10.4 million in the offering.  All orders for shares of common stock were filled in the subscription and community offerings, including 41,614 shares to be issued to the employee stock ownership plan.  Keefe, Bruyette & Woods, Inc. acted as selling agent in the subscription and community offerings.  All valid orders received in the subscription and community offerings will be filled in whole.

Concurrent with the completion of the offering, shares of Jacksonville Bancorp-Federal’s common stock owned by the public will be exchanged for shares of the Company’s common stock so that Jacksonville Bancorp-Federal’s existing stockholders will own approximately the same percentage of the Company’s common stock as they owned of Jacksonville Bancorp-Federal’s common stock immediately prior to the conversion. As a result, stockholders of Jacksonville Bancorp-Federal will receive 1.0016 shares of the Company’s common stock for each share of Jacksonville Bancorp-Federal common stock they own immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, the Company will have approximately 1,923,802 shares outstanding after giving effect to the transaction.

The transaction is scheduled to close on or about July 14, 2010, at which time Jacksonville Bancorp, MHC and Jacksonville Bancorp-Federal will cease to exist and the Company will become the fully public stock holding company of Jacksonville Savings Bank.  The shares of common stock of Jacksonville Bancorp-Federal will cease trading under the trading symbol “JXSB” on the Nasdaq Capital Market at the close of trading on or about July 14, 2010.  The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Capital Market on or about July 15, 2010 under the trading symbol “JXSBD” for a period of 20 trading days and will thereafter trade as “JXSB.”

Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about July 14, 2010.  Stockholders of Jacksonville Bancorp-Federal holding shares in street name or in book-entry form will receive shares of Company common stock within their accounts.  Stockholders of Jacksonville Bancorp-Federal holding shares in certificated form will be mailed a letter of transmittal on or about July 20, 2010 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.

The Bank is headquartered in Jacksonville, Illinois and operates through seven banking offices located in Jacksonville, Virden, Litchfield, Chapin, and Concord, Illinois.

This press release contains certain forward-looking statements about the conversion and reorganization.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Jacksonville Bancorp, Inc. and its subsidiaries are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency